LESSEE

CUMMINGS PROPERTIES, LLC

W05180260-EJL-C

LEASE EXTENSION # 1

In connection with a lease in effect between Cummings Properties, LLC, LESSOR, and Neurometrix, Inc.,
LESSEE, at 4-B Gill Street
Woburn, Massachusetts ("premises" or "leased premises"), fully executed on August 27, 2014 and currently scheduled to terminate on November 30, 2019, and in consideration of the mutual benefits to be derived herefrom, the parties hereby agree to amend said lease, including its terms, conditions, covenants, and obligations ("terms"), as follows:

1. The lease is hereby extended for an additional term of five years and nine and one-half months and is now currently scheduled to terminate at noon on September 15, 2025, unless otherwise terminated or extended as provided in the lease, as amended.

2. Effective September 15, 2018, base rent shall be changed to one hundred fifty nine thousand four hundred seventeen (159,417) dollars per year or $ 13,284.75 per month.

3. Effective September 15, 2018, the base month from which to determine the amount of each annual increase in the "Cost of Living" shall be November 2017, which figure shall be compared with the figure for November 2018, and each November thereafter to determine the increase (if any) in the base rent to be paid during the following calendar year.

4. The security deposit is hereby increased by $ ~~38,100~~ 11,700 from $ 14,700 to a new total of $ ~~52,800~~ 26,400. LESSEE shall pay this increase as follows: (i) $~~33,700~~ $7,300 upon LESSEE's execution of this extension (the "Security Deposit Installment"), and (ii) $4,400 on or before September 15, 2018. Time is of the essence. Notwithstanding anything to the contrary in this section, LESSOR shall transfer the $4,400 security deposit held by LESSOR under a separate lease between the parties at 800 West Cummings Park to this lease and apply said funds toward item (ii) noted above, less any deductions which may be made in accordance with said separate lease. Upon notification by LESSOR of any deduction from said transferred security deposit, LESSEE shall promptly restore the full security deposit as provided herein and in Section 2 of the lease. ENA

5. The lease, including all terms and escalations, etc., shall be automatically extended for additional successive periods of five years each unless LESSOR or LESSEE serves written notice, either party to the other, of either party's option to terminate this section, whereupon it will be of no further force or effect. The time for serving such written notice shall be not more than 12 months or less than six months prior to the expiration of the then-current lease term. Time is of the essence.

6. LESSEE shall deliver to LESSOR documentation evidencing to LESSOR's satisfaction the insurance required to be maintained by LESSEE throughout the term of the lease, together with the declarations page and all applicable riders and endorsements, showing that such insurance is in force, and thereafter will deliver, prior to the expiration of any such insurance, notice of renewal of same. In the event any such insurance or coverage changes, a copy of the changed insurance and/or coverage, together with the declarations page and all applicable riders and endorsements, shall be delivered to LESSOR within 10 days of such change.

7. Effective October 1, 2018, the size of the premises shall be increased by approximately 3,911 square feet, from approximately 6,041 square feet, to a new total of approximately 9,952 square feet with the addition of the hatched area shown on the mutually agreed upon plan attached hereto (the "Hatched Area").

8. LESSOR, at a total charge to LESSEE of $38,000 to be paid by LESSEE upon LESSEE's execution of this extension, shall modify the Hatched Area according to the attached plan within 60 days following full execution of this extension, approval of final plans and specifications (if any), LESSOR's obtaining possession of the Hatched Area, and LESSOR's receipt of said $38,000 charge, the Security Deposit Installment, and a building permit for said modifications.

9. * LESSEE shall move its furniture, furnishings, equipment, inventory, and other property as requested by LESSOR to enable LESSOR to carry out the above-described modifications, which shall be performed during LESSOR's normal business hours (only).

ENA LESSOR
LESSEE

LEASE EXTENSION
(continued)

10. *Notwithstanding Section 2 of the lease, provided LESSEE is not then in arrears of any rent or invoice payment or otherwise in default of the lease, LESSOR shall apply $26,400 of the security deposit in two equal installments of $13,200 toward payment of the monthly rent due for the months October 2021 and October 2023.

11. In consideration of this extension, Paragraph S of the Rider to Lease is hereby deleted and of no further force or effect.

12. The parties acknowledge and agree that, as of the execution of this extension, not all of the perimeter walls of the Hatched Area have been built. Accordingly, upon completion of the modifications provided for herein, LESSOR shall carefully measure the Hatched Area, and if the size does not equal the number of square feet set forth above, LESSOR shall notify LESSEE in writing of the actual square footage and the corresponding increase or decrease in rent, based on the same rate(s) per square foot used in this extension, and said actual square footage and adjusted rent shall be substituted for the corresponding figures herein as of September 15, 2018.

This extension shall not bind any party in any manner whatsoever until it has been executed by all parties. All other terms of the lease shall continue to apply, and to the extent any inconsistency exists between this extension and the lease, including any prior amendments and extensions, the terms herein shall control and supersede any earlier provisions. In witness whereof, LESSOR and LESSEE, intending to be legally bound, have caused this extension to be executed this 14th day of June, 2018.

LESSOR: **CUMMINGS PROPERTIES, LLC**

By: ______________________ *Duly authorized*

LESSEE: **NEUROMETRIX, INC.**

By: ______________________ *Duly authorized*

Print name: Thomas T. Higgins

Title: CFO